                                                                    EXHIBIT 10.9



                    RAM MOBILE DATA USA LIMITED PARTNERSHIP
                        VALUE ADDED RESELLER AGREEMENT

     THIS AGREEMENT, is made and entered into as of the 21 day of February, 1997, by and between RAM Mobile Data USA Limited Partnership ("RAM"), having an address at 10 Woodbridge Center Drive, Woodbridge, New Jersey 07095, and Palm Computing, Inc., a wholly-owned subsidiary of U.S. Robotics Corporation ("Palm"), having an address at 1565 Charleston Road, Mountain View, California 94043.

     WHEREAS, RAM provides certain intra-LATA two-way wireless data communications services (the "RAM Services") using radio base stations and switching facilities implemented and operated by RAM, from time to time (the "RAM Facilities");

     WHEREAS, Palm is developing and intends to market certain messaging and internet forms-based software and related products and services, including but not limited to a palmtop computing device to be marketed by Palm under the tradename "PalmPilot" or other similar name (collectively, the "Palm Products");

     WHEREAS, Palm desires to resell the RAM Services for use in connection with the Palm Products (the combination of the RAM Services and the Palm Products being hereinafter referred to as the "Palm/RAM Services"), and effect the interconnection between the RAM facilities and host computer system operated by Palm for use by subscribers to the Palm/RAM Services ("Subscriber Facilities") in connection therewith on the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, RAM and Palm hereby agree as follows:

1.   Solicitation of Subscribers and Value Added Requirement.
     -------------------------------------------------------

     a. Palm shall use commercially reasonable efforts to solicit subscribers to the RAM Services to be received in connection with the Palm/RAM Services.

     b. Palm's resale of the RAM Services shall only be in connection with the sale of the Palm/RAM Services and incidental to the Palm Products, which shall constitute the principal value to subscribers of the Palm/RAM Services. The RAM Services shall be integrated with the Palm Products such that the RAM Services form an integral portion of the Palm/RAM Services. Palm shall not have the right to offer, resell or otherwise make available the RAM Services, including, but not limited to, the transmission of packets included therein, as a separate service or product.

     c. Palm may, at its own expense and solely in connection with the Palm/RAM Services, market, promote, and advertise the RAM Services. Palm shall be under no obligation to identify RAM in any of Palm's promotional material or advertising as a service provider of RAM Services, except as provided in Schedule 1.c attached with respect


------------------------
[*] = information redacted pursuant to a confidential treatment request throughout this exhibit
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          to the use of RAM's Logo (as defined in Schedule 1.c). Palm will not in any manner use, display, broadcast or disseminate any advertising or promotional material which contains any (i) material misrepresentations, or omits to state a material fact, with regard to RAM and/or the RAM Services, or (ii) statement in derogation of RAM, and/or the RAM Services.

     d.   The rights granted to Palm hereunder are not exclusive. RAM is free
          (i) to increase or decrease the number of parties it authorizes to solicit subscribers to the RAM Services and (ii) to solicit subscribers to the RAM Services in its own behalf at any time without notice to Palm.

2.   The RAM Services.
     ----------------

     a. RAM shall provide the RAM Services to subscribers to the Palm/RAM Services as Palm shall notify RAM during the term of this Agreement. RAM agrees to register on the RAM Facilities subscribers to the Palm/RAM Services and the equipment utilized by such subscribers (each, a "Subscriber Unit") and to provide the RAM Services to such Subscriber Units thereafter, unless notified by Palm to cease the provision of the RAM Services to such Subscriber Units as specified in such notice. The date on which the first Subscriber Unit is registered on the RAM Facilities is hereinafter referred to as the "Initial Service Date."

     b. Palm shall pay RAM for the provision of the RAM Services to Subscriber Units in accordance with the Schedule of Charges annexed hereto as
          Schedule 2.b. Notwithstanding anything to the contrary contained in this Agreement, Palm shall bear full responsibility for, and shall pay RAM in accordance with the Schedule of Charges for the provision of, all RAM Services used by Subscriber Units activated by RAM pursuant to
          Section 2.a. including, but not limited to, use of the RAM Services in connection with Mobile-to-Mobile message transmissions by a Subscriber Unit.

     c. On approximately the fifteenth (15th) day of each month following the Initial Service Date, RAM shall invoice Palm for the aggregate amount of RAM Services used in connection with Subscriber Units calculated in accordance with the applicable rates specified in the Schedule of Charges. Upon reasonable notice during normal business hours, Palm shall have the right to audit RAM's traffic and billing records pertaining to the use of the RAM Services by Palm hereunder, solely to verify that RAM's invoicing and charges for the RAM Services conform to those charges set forth in the Schedule of Charges attached as
          Schedule 2.B. The cost of such audit shall be paid by Palm.

     d. Palm shall make payment in full, by Federal wire transfer or by good check for immediately available funds, of each of RAM's invoices not later than thirty (30) days after each invoice is rendered. RAM shall provide such wire transfer instructions to Palm with RAM's first invoice due pursuant to Section 2.c. above.

     e. Palm will receive all payments from subscribers to the Palm/RAM Services and shall be responsible for all billing, collection and bad debt recovery with respect to subscribers to the Palm/RAM Services.

     f. Palm shall be responsible for assuring that the use of the RAM Services by subscribers to the Palm/RAM Services, and the Palm Products and all Subscriber Units in connection therewith, comply with and have been approved by RAM for use on the RAM Facilities in accordance with procedures and technical specifications established by RAM, during the term of this Agreement, and comply with all applicable laws, rules, and regulations, including without limitation the rules and regulations of the Federal Communications Commission ("FCC") concerning the licensing of end users of Specialized Mobile Radio Service facilities and the type approval of end user equipment.

3.   Application Software Development and Connectivity.
     -------------------------------------------------

     a. Palm shall undertake and be responsible for, at its own expense, the development and implementation of any and all new, modified, or enhanced application, interface, middleware, or communications software necessary to enable present and future subscribers to the Palm Products to receive the Palm/RAM Services and to achieve connectivity between and among Subscriber Units, the RAM Facilities, and the Subscriber Facilities. Palm hereby acknowledges and agrees that prior to each and every such modification or enhancement to the Palm Products, Palm will submit in writing to RAM (i) the name of the middleware product to be used in connection with the applicable software and/or service, (ii) the middleware options that the application software and/or service is using (where multiple communications options are supported in such middleware), (iii) the projected average message size (uplink and downlink) submitted to the middleware by the application software and/or service, (iv) on a per user basis, the projected average number of messages, uplink and downlink, submitted to the middleware by the application software and/or service per peak user hour, and (v) the application software's retry algorithm for addressing situations where transmission of messages has been aborted by the middleware or for which an application software level response time, uplink or downlink, has been exceeded. In the event that RAM should determine, as a result of the information provided by Palm, that such middleware application software and/or service is detrimental or has the potential to be detrimental to the RAM Facilities, Palm shall modify the same as reasonably required by RAM at Palm's expense.

     b. RAM shall provide all reasonable assistance to Palm in the development of a mutually agreeable, detailed plan (the "Technical Plan") which shall address, but not be limited to, the matters set forth in
          Schedule 3.b. annexed hereto. RAM and Palm shall each use all reasonable efforts to complete the Technical Plan as soon as practicable after execution of this Agreement. The Technical Plan shall incorporate this Agreement by reference and, when adopted by both parties in writing, shall become part of this Agreement. Palm and RAM acknowledge and agree that the Palm/RAM Services shall not be available for use by subscribers thereof and that RAM shall have no obligation to register subscribers to the Palm/RAM Services on the RAM Facilities unless and until the Technical Plan shall have been agreed upon and incorporated into this Agreement.

     c. Palm shall bear the cost of procuring, implementing, operating, and maintaining the facilities necessary, as specified in the Technical Plan, to interconnect the RAM Facilities and the Subscriber Facilities, except for such digital service units ("DSUs") as may be located on RAM's premises.

     d. Palm shall be the sole owner of any and all intellectual property rights in any software developed by Palm or on Palm's behalf pursuant to this Agreement. This Agreement does not convey to RAM any license, by implication, estoppel or otherwise, to any proprietary copyright or patent right which Palm has or may have in any software or hardware developed by Palm or on Palm's behalf pursuant to this Agreement, nor does this Agreement grant any rights to RAM to use or modify such software or hardware or any part thereof, or to combine such software or any part thereof with any other software or hardware, product or parts, except as may be expressly provided herein or in any subsequent agreement between Palm and RAM.

4.   Beta Test and Initiation of the Palm/RAM Services.
     -------------------------------------------------

     a. Palm and RAM acknowledge and agree that the application software development activities to be undertaken by Palm in connection with the Palm/RAM Services as contemplated by this Agreement cannot be deemed to be completed and the Palm/RAM Services cannot be initiated prior to the completion of a satisfactory testing program in relation to each such application software program and its related service to be included in the Palm/RAM Services (the "Beta Test").

     b. RAM shall provide all reasonable assistance to Palm in the development of a mutually agreeable, detailed plan (the "Beta Test Plan") which shall address, but not be limited to, the matters set forth in
          Schedule 4.b. annexed hereto. RAM and Palm shall each use all reasonable efforts to complete the Beta Test Plan as soon as practicable after the date hereof. The Beta Test Plan shall incorporate this Agreement by reference and, when adopted by both parties in writing, shall become part of this Agreement.

     c. RAM shall provide all reasonable assistance to Palm in the development of a mutually agreeable, detailed plan (the "Operations Plan") which shall address, but not be limited to, the matters set forth in
          Schedule 4.c. annexed hereto. RAM and Palm shall each use all reasonable efforts to complete the Operations Plan as soon as practicable after execution of this Agreement. The Operations Plan shall incorporate this Agreement by reference and, when adopted by both parties in writing, shall become part of this Agreement. Palm and RAM acknowledge and agree that the

          Palm/RAM Services shall not be available for use by subscribers thereof and that RAM shall have no obligation to register subscribers to the Palm/RAM Services on the RAM Facilities unless and until the Operations Plan shall have been agreed upon and incorporated into this Agreement.

5.   Joint Marketing Activities.
     --------------------------

     a. RAM and Palm shall jointly develop a mutually agreeable plan (the "Marketing Plan") which shall address, but not be limited to, the matters set forth in Schedule 5.a. annexed hereto. RAM and Palm shall each use all reasonable efforts to complete the Marketing Plan as soon as practicable after the date hereof. The Marketing Plan shall incorporate this Agreement by reference and, when adopted by both parties in writing, shall become part of this Agreement.

     b. Except as provided in Section 2.c and Schedule 1.c annexed, neither party shall distribute to any third parties any materials, information or writings describing the products or services of the other party, or use any logos, trademarks, service marks, trade names, or the corporate names of the other party without the prior written consent of such party, which consent shall not be unreasonably withheld or delayed.

6.   Non-Exclusivity.
     ---------------

     a. Nothing herein shall be construed so as to restrict the activities of RAM or Palm, acting alone or in concert with others, in connection with the development, implementation, operation, or provision of any services or facilities whatsoever, whether similar to or competitive with the Palm Products, the Subscriber Facilities, the RAM Services, the RAM Facilities, or the Palm/RAM Services.

     b. Notwithstanding anything to the contrary in this Agreement, the Palm/RAM Services shall not include and Palm shall have no right whatsoever to offer the RAM Services in connection with any software applications products or services providing outdoor billboards (including, but not limited to, structures that remotely convey advertising, changeable traffic or other Intelligent Traffic System Information) with fixed data application software or services for remote illumination control and/or data collection.

7.   Confidentiality and Non-Disclosure.
     ----------------------------------

     a. RAM and Palm each acknowledge that, as parties to this Agreement and in connection with the activities contemplated hereby, they may have access to Confidential Information of each other and of their respective facilities. As used herein, the term "Confidential Information" shall include, without limitation: technical, financial and commercial data; forms of provision and computation; names, addresses, telephone and telefax numbers, contact persons and other identifying or valuable information relating to actual or potential customers, shareholders, partners, independent contractors and suppliers; reports; market studies; design, price and cost information with respect to the RAM Facilities, the Subscriber Facilities, the RAM Services, the Palm Products, and the Palm/RAM Services; and lists, compilations and archives of any and all of the foregoing. Notwithstanding the foregoing, the term "Confidential Information" shall not include any information that: (a) the receiving party can demonstrate, by prior existing records, was within its legitimate possession prior to the time of disclosure by the furnishing party; (b) was within the public domain prior to such disclosure; or (c) after disclosure, comes into the public domain, as evidenced by documents that are generally published, through no fault of the receiving party.

     b. RAM and Palm each will afford confidential treatment to the Confidential Information it receives in connection with this Agreement and the activities contemplated hereby and shall not use such information or any other Confidential Information for any purpose other than those legitimate purposes contemplated in this Agreement, nor shall the receiving party disclose any or all Confidential Information to anyone other than its affiliates, partners or potential partners, advisors, agents, and employees who need to know such Confidential Information in connection with the legitimate purposes contemplated by this Agreement. The receiving party shall maintain adequate procedures to ensure that all of the persons to whom it discloses or provides access to Confidential Information comply with the restrictions set forth herein.

     c. Neither party to this Agreement shall without the written consent of the other party (i) make any news releases, public announcements, or denials or confirmations of the same, concerning all or any part of the discussions or negotiations between the parties, (ii) in any manner advertise or publish the fact that the parties have entered into discussions or negotiations, or (iii) disclose any details of such discussions or negotiations (whether or not Confidential Information) to any third parties.

     d. RAM and Palm acknowledge and agree that each of them reserves the right to take any legal action to which it may be entitled in the event of breach, in full or in part, of the confidentiality and non-disclosure provisions of this Agreement.

8.   Term.
     ----

     a. The initial term of this Agreement shall commence as of the date hereof and shall continue, unless sooner terminated pursuant to the provisions hereof, until the date which shall be three (3) years after the Initial Service Date (the "Initial Term").

     b. Upon expiration of the Initial Term, this Agreement shall be automatically renewed for additional periods of one (1) year (each a "Renewal Term") unless either party gives written notice to the other party that such renewal shall not occur, such notice to be given not less than sixty (60) days prior to the end of the Initial Term or the then current Renewal Term.

     c. Nothing in this Agreement will be deemed to create any express or implied obligation on either party to renew or extend this Agreement or to create any right to continue this Agreement on the same terms and conditions contained herein. Palm understands that RAM intends to review its Value Added Reseller strategy and the terms and conditions of this Agreement on an ongoing basis and may require execution of an amended form of this Agreement as a condition of renewal.

9.   Termination.
     -----------

     a. This Agreement shall terminate automatically, and without liability or further obligation of either party to the other in the event termination is required by:

          1. the FCC or in the event RAM loses its authority to operate the RAM Facilities or if such authority is suspended or if required licenses are not renewed, provided, however, that in the event RAM loses its authority to operate fewer than all of the RAM Facilities or if the suspension of any authority or non-renewal of any license relates to fewer than all of the RAM Facilities, then this Agreement shall terminate only as to the RAM Facilities affected by such loss of authority, suspension, or non-renewal (but nothing herein shall be construed so as to diminish RAM's responsibility to use all reasonable efforts to maintain all required authority and licenses in full force and effect for the duration of this Agreement); or

          2. any law, rule, regulation, or valid order of a court of competent jurisdiction (including, without limitation, the application of any restrictions which may be applicable to RAM or its affiliates pursuant to the Telecommunications Act of 1996 and the rules and regulations of the FCC promulgated, from time to time, in connection therewith, as subsequently modified and interpreted from time to time) (and nothing herein shall be construed to require RAM to seek waiver of any law, rule, regulation, or restriction, or seek judicial review or appeal of any court order).

     b. Upon any Event of Default (as hereinafter defined), either party may, upon written notice to the defaulting party (the "Defaulting Party"), terminate this Agreement without liability to the Defaulting Party. Each of the following constitutes an Event of Default:

          1. an admission by the Defaulting Party of an inability to pay its debts, the entering into by the Defaulting Party of a composition or arrangement with its creditors, the appointment of a trustee or receiver, with or without consent, for the Defaulting Party or all or any substantial part of its property, or the filing of a petition for relief by or against the Defaulting Party under the Bankruptcy Code or any similar federal or state statute now or hereafter in effect; and

          2. failure by the Defaulting Party to perform any material obligation imposed upon it by or pursuant to this Agreement, or any other material breach of this Agreement, provided that such breach is not corrected within thirty (30) days after written notice to the Defaulting Party specifying the nature of such breach (or such longer period as may be required to correct such breach, if, within said thirty (30) days, the Defaulting Party shall commence the correction of such breach and thereafter diligently pursue the correction thereof).

     c.   1.   In the event that this Agreement should not be renewed for any
               Renewal Term as the result of written notice by RAM to Palm pursuant to the provisions of Section 8.b. herein, then in such event RAM shall for a period in no event to exceed nine (9) months, at Palm's option, continue to provide the RAM Services to subscribers secured by Palm to the Palm/RAM Services up to the date of termination for so long as Palm continues to make timely payment of fees due to RAM pursuant to Section 2.b. herein. If
               Palm fails to continue to make such timely payments of fees to RAM, RAM shall have the right, at its sole option, to terminate the RAM Services to subscribers secured by Palm to the Palm/RAM
               Services.

          2. In the event that this Agreement should not be renewed for any Renewal Term as the result of written notice by Palm to RAM pursuant to the provisions of Section 8.b. herein, then in such event, RAM may, at its option, continue to provide the RAM Services to subscribers secured by Palm to the Palm/RAM Services up to the date of termination for so long as Palm continues to make timely payment of fees due to RAM pursuant to Section 2.b. herein. If Palm fails to continue to make such timely payments of fees to RAM, then, in order to assure continuity of service to all subscribers, Palm shall, within five days demand therefor by RAM, provide RAM with a complete list of subscribers, utilizing the RAM Services which have been obtained by Palm to the Palm/RAM Services, including the name, address, and telephone number thereof. The possession of that list shall not relieve Palm of the obligation to pay all sums to RAM and shall not obligate RAM to make any payments therefor to Palm.

10.  Independent Contractors.
     -----------------------

     a. Palm and RAM shall at all times be, and represent themselves to be, solely independent contractors each acting on their own account in all transactions involving the RAM Services, the Palm Products, and the Palm/RAM Services. Nothing in this Agreement shall be construed to make either party (or any person employed by either party) an employee of the other party. Neither party shall have the authority to bind or commit the other party in any respect or to accept legal process on behalf of the other party. Without limiting the generality of the foregoing, neither party shall be liable to any agent, Palm, subcontractor, supplier, employee, or customer of the other party for any commission, compensation, remuneration, benefit, damage, or claim of any nature whatsoever.

     b. Palm shall not, in any manner whatsoever, represent itself as the operator of the RAM Facilities or the provider of the RAM Services, but shall identify RAM as the entity authorized to operate the RAM Facilities and provide the RAM Services and represent itself only as an authorized user of the RAM Services.

11.  Remedies; Limitation of Remedies.
     --------------------------------

     a. Palm's sole remedies for loss or damage caused by partial or total failure of the RAM Facilities or for delay or nonperformance of any of the RAM Services under this Agreement, regardless of the form of action, whether in contract, tort (including negligence), strict liability or otherwise,[*].

     b. AS A MATERIAL PART OF THE CONSIDERATION PAID BY Palm FOR THE RAM SERVICES PROVIDED BY RAM UNDER THIS AGREEMENT, THE PARTIES AGREE THAT, EXCEPT FOR A BREACH BY RAM OF SECTION 7, RAM SHALL IN NO EVENT BE LIABLE FOR, AND Palm, FOR ITSELF AND THE SUBSCRIBERS TO THE Palm/RAM SERVICES, HEREBY WAIVES THE RIGHT TO CLAIM ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF PALM'S OR ITS SUBSCRIBERS' INABILITY TO USE THE RAM FACILITIES OR ANY PART THEREOF, EITHER SEPARATELY OR IN COMBINATION WITH ANY OTHER FACILITIES OR SERVICES, PERFORMED OR NOT PERFORMED BY RAM UNDER THIS AGREEMENT, OR FOR ANY OR ALL LOSS OR DAMAGE DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF A THIRD PARTY'S UNAUTHORIZED ACCESS TO PALM'S OR ITS SUBSCRIBERS' DATA TRANSMITTED OVER THE RAM FACILITIES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN.

     c. Palm shall use a form of agreement with subscribers to the Palm/RAM Services that contains a provision substantially consistent with the following language and no language inconsistent therewith: "Neither Palm, as reseller of wireless data communications services provided through the facilities of RAM Mobile Data USA Limited Partnership ("RAM"), nor RAM, as the provider of such services, shall have any liability of any kind, direct or indirect, to [subscriber of Palm] for any damages other than actual damages directly and proximately resulting from the failure, delay, or nonperformance of the services and the maximum collective liability of Palm and RAM for such damages shall be limited solely to the amount paid by [subscriber] to Palm for the services during such period of failure, delay or nonperformance. Neither Palm nor RAM shall have any liability, direct or indirect, whatsoever for any damages other than for such directly and proximately caused damage, and, in particular, without limitation, neither Palm nor RAM shall have any liability, direct or indirect, for any special, incidental, or consequential damages (including lost profits) directly or indirectly relating to or arising out of [subscriber's] inability to use the services or related facilities, equipment or software, either separately or in combination with any other services, facilities, equipment, or software, whether or not performed or provided under this Agreement, or for any loss or damage directly or indirectly relating to or arising out of any third party's unauthorized access to [subscriber's] data transmitted over the RAM Facilities, regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise, and whether or not such damages were foreseen or unforeseen."

     d. AS A MATERIAL PART OF THE CONSIDERATION RECEIVED BY RAM UNDER THIS AGREEMENT, THE PARTIES AGREE THAT, EXCEPT FOR A BREACH BY Palm OF
          SECTION 7, Palm SHALL IN NO EVENT BE LIABLE FOR, AND RAM, FOR ITSELF AND THE SUBSCRIBERS TO THE Palm/RAM SERVICES, HEREBY WAIVES THE RIGHT TO CLAIM ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF PALM'S BREACH OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN.

12.  Representations and Warranties.
     ------------------------------

     a.   Palm represents and warrants to RAM as follows:

          1. it is a corporation duly organized, validly existing, and in good standing under the laws of the state in which it is incorporated and has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder;

          2. the execution and delivery of this Agreement has been duly and validly authorized and approved by all necessary Palm corporate action and this Agreement is valid and binding upon it in accordance with its terms;

          3. the execution and carrying out of this Agreement and compliance with the provisions hereof by it will not violate any provision of law, will not, with or without the giving of notice and/or the passage of time, conflict with or result in the breach of any of the terms or conditions of, or constitute a default under, any indenture, mortgage, agreement, or other instrument to which it is a party or by which it is bound;

          4. the resale of the RAM Services shall only be in connection with the sale of the Palm/RAM Services and incidental to the Palm Products, which shall constitute the principal value to subscribers of the Palm/RAM Services.

     b.   RAM represents and warrants to Palm as follows:

          1. it is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate, and lease its properties and carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder;

          2. the execution and delivery of this Agreement has been duly and validly authorized and approved by all necessary RAM partnership action and this Agreement is valid and binding upon it in accordance with its terms;

          3. the execution and carrying out of this Agreement and compliance with the provisions hereof by it will not violate any provision of law, will not, with or without the giving of notice and/or the passage of time, conflict with or result in the breach of any of the terms or conditions of, or constitute a default under, any indenture, mortgage, agreement, or other instrument by which it is a party or by which it is bound.

13.  Force Majeure.
     -------------

     In no event shall either party have any liability for failure to comply with this Agreement, if such failure results from the occurrence of any contingency beyond the reasonable control of the party, including, without limitation, strike or other labor disturbance, riot, theft, flood, lightning, storm, any act of God, power failure, war, national emergency, interference by any government or governmental agency, embargo, seizure, or enactment of any law, statute, ordinance, rule, or regulation.

14.  Notices.
     -------

     a. All notices and other communications provided for herein shall be in writing and sent by certified or registered mail, postage prepaid, return receipt requested, or delivered personally to the intended recipient, at the street address set forth below:

          1.   if to RAM:

               RAM Mobile Data USA Limited Partnership
               10 Woodbridge Center Drive
               Woodbridge, New Jersey  07095
               Attention:  George Pappas, Executive Vice President - Operations

               with a copy (which shall not constitute notice) to:

               RAM Mobile Data USA Limited Partnership
               10 Woodbridge Center Drive
               Woodbridge, New Jersey  07095
               Attention: Jonathan Swiss, Senior Vice President and General Counsel

          2.   if to Palm:

               Palm Computing Inc., subsidiary of
               U.S. Robotics Corporation
               1565 Charleston Road
               Mountain View, CA  94043
               Attention:  Marian Cauwet, Vice President - Engineering

               with a copy (which shall not constitute notice) to:

               U.S. Robotics Corporation
               8100 N. McCormack
               Skokie, IL  60076
               Rebecca Maxwell, Esq.

          or, as to either party, at such other address as shall have been designated by such party in a notice to the other party delivered in accordance with the provisions hereof.

     b. Except as may otherwise by provided in this Agreement, all notices and other communications hereunder shall be deemed to have been given when actually received by the intended recipient.

     c. Notices may be given by telephone, provided that such notices are promptly confirmed by the sender in writing and delivered as provided herein.

15.  Waivers.
     -------

     a. The parties may at any time waive any of the provisions of this Agreement, but any such waivers shall be reduced to writing and duly executed and delivered by duly authorized representatives of the parties hereto.

     b. The failure of either party to enforce at any time any of the provisions of this Agreement shall not constitute or be construed to be a waiver of such provisions or of the right of such party thereafter to enforce any such provisions .

16.  Entire Agreement; Severability.
     ------------------------------

     a. This instrument contains the entire agreement between the parties and there are merged hereinto all prior and collateral representations, promises, and conditions in connection with the subject matter hereof. Any representation, promise, or condition not incorporated herein shall not be binding upon either party and this Agreement supersedes and is in lieu of all existing agreements or arrangements between the parties with respect to the subject matter hereof. ANY MODIFICATION OF ANY PROVISION OF THIS AGREEMENT MUST BE IN WRITING AND SIGNED BY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES.

     b. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entirety of this Agreement, but rather (unless a failure of consideration would result therefrom), the entirety of this Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of the parties shall be construed and enforced accordingly.

17.  Assignments and Delegation of Rights and Duties.
     -----------------------------------------------

     a. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that if a party has not responded to a request from the party to any such assignment or delegation within seven (7) days after receipt of written notice, such consent shall be deemed to have been given for all purposes hereof. Any attempted assignment or delegation in violation of this Agreement shall be void and of no force and effect.

18.  Miscellaneous.
     -------------

     a. Except as may be otherwise specifically provided in this Agreement, this Agreement is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof.

     b. This Agreement may be executed in any number of counterpart copies, each of which shall be deemed an original, but which taken together shall constitute a single instrument.

     c. This Agreement shall be governed by and construed in accordance with the laws of the State of New York pertaining to contracts entered into and to be performed entirely within the State of New York, regardless of the place of making or performance.

     d. All paragraph headings and captions used herein and in the schedules hereto are for the convenience of the parties only and shall not be part of the text hereof, or affect the meaning of this Agreement.

     IN WITNESS WHEREOF, Palm and RAM have caused this Agreement to be duly executed by their respective duly authorized representatives as of the day and year first above written.

RAM MOBILE DATA USA                 PALM COMPUTING, INC.
LIMITED PARTNERSHIP

/s/ RAM MOBILE DATA USA
    LIMITED PARTNERSHIP             /s/ PALM COMPUTING, INC.
-----------------------------       -----------------------------
Signature                           Signature


-----------------------------       -----------------------------
Name (Print)                        Name (Print)


-----------------------------       -----------------------------
Title                               Title

                                 SCHEDULE 2.b

                              SCHEDULE OF CHARGES


The following fees and charges will remain fixed during the Initial Term, and are solely applicable to Palm's resale of the RAM Services in connection with the use of the Palm/RAM Services by Subscribers to the Palm/RAM Services.

I.   One Time Charges
     ----------------
     Registration Fee (per Subscriber Unit).......................................        $ [*]

     Host/Server Installation Fee.................................................        $ [*]
     (Per Fixed Connection to the RAM Facilities)

     Reactivation Fee.............................................................        $ [*]
     (For any Subscriber Unit that was previously deactivated at Palm's request)

II.  Host Connectivity Charges
     -------------------------

     Fixed Host Connection (per X.25 @ 9.6 kbps Port Connection)  $ [*]

     In addition to RAM's Monthly Fixed Terminal Charges, Palm or its Subscribers shall have the sole obligation of obtaining and paying for the installation and ongoing charges attributable to [*]. RAM shall provide Palm with the use, associated maintenance and administration of RAM's digital service units at no charge. Other rates apply to higher speed connections.

III. Monthly Subscriber Unit Charges
     -------------------------------

     Subscriber Unit Charges............................... $ [*]

     For all characters used by Subscriber Units activated hereunder. A message transmitted between two mobile units requires two transmissions and the number of bytes contained in each of the two transmissions will be billed to each Subscriber Unit at the rate indicated above. Palm will not be charged for header information associated with guaranteeing how the characters are transferred.

     Billing Administration Fee............................... $ [*]

     Includes monthly Palm Traffic Detail Report and Host Detail Report in RAM's standard electronic format and/or hard copy


IV.  Troubleshooting Services
     ------------------------

     Hourly Rate............................................... $ [*]
     (Minimum Charge - Two (2) hours

     Daily Rate................................................ $ [*]

     (These rates apply only when RAM is requested to address technical problems that are NOT caused by a problem occurring in the RAM Facilities. Rates do not include expenses incurred for travel, lodging, meals and costs of materials and equipment, which will be charged separately.)

                                 Schedule 1.c

                                Use of RAM Logo

1. Palm agrees that the label on the outside of every package containing any Palm Product (including but not limited to the Palm "Pilot" palm-top device) that is intended by Palm for sale or distribution in connection with the use of the Palm/RAM Services shall display the RAM Logo in a size and location to be mutually agreed by RAM and Palm as to each such Palm Product. Each such use of the RAM Logo by Palm shall conform to the guidelines set forth in Attachment 1.c-1 incorporated herein by reference and shall be accompanied by a brief explanatory note to be agreed upon by RAM and Palm. From time to time when requested to do so by RAM, Palm shall provide RAM with specimens of all packaging on which the RAM Logo appears.

2. For purposes of this Schedule 1.c, the "RAM Logo" shall mean the RAM Mobile Data logo described in Attachment 1.c-1 or such replacement logo as RAM may provide to Palm from time to time under this Agreement.

3. RAM hereby grants Palm a nonexclusive, personal, royalty-free and nontransferable license to use the RAM Logo during the Initial Term or a Renewal Term (if any) of this Agreement, only in the United States of America and solely in conjunction with the sale and distribution of Palm Products intended by Palm for sale or distribution in connection with the use of the Palm/RAM Services as provided in Section 1 of this Schedule 1.c.

4. Palm agrees that its use of the RAM Logo shall be subject to the terms and conditions of this Agreement, including but not limited to the requirements set forth in Section 2.f concerning compliance by the Palm Products with technical specifications and procedures established by RAM for use of the RAM Facilities. Use of the RAM Logo by Palm is not intended to authorize Palm to act for any purpose on RAM's behalf, and such use shall not be construed in any manner contrary to Section 10 of the Agreement entitled "Independent Contractors".

                               Attachment 1.c-1

                 Guidelines for Using the RAM Mobile Data Logo

Introduction

The RAM Mobile Data logo is the official symbol of RAM Mobile Data. It is designed for use in all forms of visual communication. The prime communicative objectives of the RAM Mobile Data logo are in identify the corporation quickly and distinctly, and to reflect its relationship to all RAM Mobile Data strategic partners, business partners, dealers, resellers, etc.

The Graphic Element

The RAM Mobile Data logo consists of the words "RAM," "Mobile," "Data" in conjunction with the "icon". All upper case italicized letters are used to form the logotype, and the words "RAM", "Mobile", "Data" are always stacked and flush left to the "icon" used in the logo. None of the words appearing in the logo may be abbreviated, translated or transliterated as done in non-English documentation. You may not substitute your own translation of the icon.

Logo Formats for Reproductive Purposes

For logo reproductive purposes, RAM Mobile Data can provide you with either:

     .    A reproduction proof (a high-quality printed copy of the logo) with the logo in several sizes

     .    An electronic version of the logo in multiple file formats.

PLEASE NOTE: These are the only sources from which the logo may be reproduced. You MAY NOT alter the provided artwork in any way or replace the words in the logo with any others.

Size: The logo may be enlarged or reduced. However, minimum size for the RAM Mobile Data logo is 5/8" horizontally.

Staging: The logo must be surrounded by a clear margin equal to the height of the logo so that no typographic or design element appears within that boundary.

Color:  When reproducing the logo in color, the color treatment is PMS 301.
Four color process reproduction is acceptable whenever PMS match color reproduction is not available. The RAM Mobile Data logo can also be presented in all black on a light background providing there is sufficient contrast between the background and the black logo. The logo can also be reversed out of a color background that is dark enough to provide a sufficient contrast between the background and the white logo.

The logo may not be shown in any other colors unless previously approved by the Director of Corporate Communications of RAM Mobile Data.

Quality Control

RAM Mobile Data reserves the right to review your use of the RAM Mobile Data logo, conduct spot checks on all affected materials and may periodically send out requests for samples. Refusal to submit samples, or noncompliance with the guidelines outlined above, could result in revocation of the privilege to use the RAM Mobile Data logo.

                               Attachment 1.c-1

                 Guidelines for Using the RAM Mobile Data Logo

                                 Schedule 3.b

                ELEMENTS TO BE ADDRESSED IN THE TECHNICAL PLAN

1. Method, protocol, and facilities to be used to interconnect the Subscriber Facilities and the RAM Facilities, it being expected that the parties will utilize X.25 or any other standard interface supported by the RAM Facilities from time to time;

2. Specification and implementation of MOBITEX protocol stack and transport layer protocol for Subscriber Facilities and Subscriber Units;

3. RAM support to be provided to Palm and software development agents on matters relating to MOBITEX operation and protocols such support to include and cover MOBITEX interface specifications and remote access to the RAM Facilities for development test purposes; and

4. Detailed procedures for the testing and certification of the Palm Products to be included in the Palm/RAM Services.

                                 Schedule 4.b

                ELEMENTS TO BE ADDRESSED IN THE BETA TEST PLAN

1. The time period, duration, location, scope, participants, subscriber equipment, subscriber equipment supplier for the Beta Test, it being tentatively agreed that the initial application software Beta Test shall be conducted during the 4th calendar quarter of 1997 and include participants from both within Palm and/or RAM and independent third parties likely to subscribe to the Palm/RAM Services.

2. Specification of features of the Palm/RAM Services to be tested and the development of objective test criteria and procedures; and

3. Specification of the Palm and RAM personnel to participate in the Beta Test and the allocation of expenses to be incurred in connection with the Beta Test.

                                 Schedule 4.c

                ELEMENTS TO BE ADDRESSED IN THE OPERATIONS PLAN

Policies and procedures with respect to:

     1.   service provisioning;

     2. registration of Subscriber Units on the RAM Facilities and obtaining any required FCC licenses;

     3. billing (including form and content of bills from RAM to Palm and the medium by which they are rendered);

     4. service/support facilities to be provided by RAM and Palm to each other and to subscribers to the Palm/RAM Services;

     5. network management facilities and functions to be supplied and supported by RAM and Palm; and

     6. documentation with respect to the RAM Facilities, the RAM Services, the Subscriber Facilities, the Palm Products, and the Palm/RAM Services.

                                 Schedule 5.a

                ELEMENTS TO BE ADDRESSED IN THE MARKETING PLAN

1. The exchange of information between RAM and Palm concerning the present and future market demand in the US for the Palm/RAM Services and the worldwide market demand for such services;

2. Joint participation in trade shows, it being expected that each party will, in approximately equal measure, provide personnel and materials in support of the others' activities;

3. Joint development of collateral marketing materials, including brochures describing the Palm/RAM Services; and

4. Cross training of each other's sales, marketing, and customer service personnel in the features and benefits of the Palm Products and the RAM Services.